Exhibit 99.1

Media Contact:	Financial Analyst Contact:

Jeff Dezen, President, JDPR

Dan Johnston, EVP & CFO, United Industries

864.233.3776, ext. 11	1.800.242.1166, ext. 5956
jeffd@jdpr.com	ir@spectrumbrands.com

UNITED INDUSTRIES SIGNS DEFINITIVE AGREEMENT TO ACQUIRE UNITED PET GROUP

LEADER IN NORTH AMERICAN LAWN & GARDEN CARE AND INSECT CONTROL MARKETS DIVERSIFIES BUSINESS WITH ADDITION OF CONSUMER PET AND AQUATICS BUSINESS

ST. LOUIS (June 15, 2004) — United Industries Corporation, which goes to market as Spectrum Brands, today announced that it has entered into a definitive agreement to acquire United Pet Group, Inc. (“UPG”), a privately owned leading manufacturer and marketer of premium branded pet supplies, for $360 million.  UPG, headquartered in Cincinnati, will operate as a separate division of United Industries and will continue to be led by UPG CEO John Heil. The combined companies will have projected annualized sales of approximately $1 billion.

The acquisition, United Industries’ fifth in three years, will diversify the company’s product offering and customer base while reducing its exposure to seasonal demand and weather conditions in key markets.  UPG is one of the largest companies in the $8 billion pet supplies industry, which is expected to grow at 6-8% a year.  UPG is currently owned by TA Associates, Friend Skoler & Co., LLC and management.

Bob Caulk, United Industries’ Chairman and CEO, said, “We are very excited about entering a new, fast-growing consumer business.  UPG is a great company, with exceptionally strong management and leading product positions. We are counting on this team to continue its strategy of building strong customer relationships, launching exciting new products and consolidating a fragmented pet supplies industry. This transaction broadens United Industries’ customer base in North America, smoothes the seasonality of our overall business and provides access to the rapidly expanding consumer pet category.”

John Heil, CEO of UPG, said, “We are excited to join the United Industries portfolio and look forward to continued growth of our business both organically and through acquisitions.”

“John Heil and his team have done an outstanding job building value for UPG’s shareholders, employees and customers,” said Michael Wilson, a Principal at TA Associates, UPG’s majority investor.  “We wish UPG management and their new owners continued success in the future.”

Charles Brizius, Managing Director of Thomas H. Lee Partners, United Industries’ largest investor said, “Under the leadership of Bob Caulk and his management team, United Industries has achieved strong revenue growth through increased penetration of the consumer marketplace and a value-oriented marketing strategy grounded in strong brands.  In addition to organic growth, the company has successfully integrated four acquisitions in less than three years, making United Industries one of the top two consumer products companies in the growing area of consumer lawn and garden products.  The UPG acquisition broadens United’s customer base, diversifies its brand portfolio and expands its platform for growth. UPG and its management team will be valued additions to the company’s success in the future.”

The transaction is expected to be financed through a combination of debt and equity, with such financing commitments provided by Bank of America and Thomas H. Lee Partners, respectively.

About United Industries Corporation

United Industries Corporation, which goes to market as Spectrum Brands (www.spectrumbrands.com), is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control segments in the U.S.  The company’s household brands include Hot Shot®, Cutter® and Repel®. The company’s lawn and garden brands include Spectracide®, Garden Safe®and Real-Kill® in the controls category as well as Sta-Green®, Vigoro®, Schultz™, Peters®, Bandini® and Best® brands in the lawn and garden fertilizer and organic growing media categories.   Through its Canadian subsidiary, Nu-Gro, the company manufactures and markets category-leading brands such as Wilson®, CIL®, Golf-Green®, and Green Earth®. The company is also a leading global supplier of slow release nitrogen and other fertilizer technologies under brand names such as Nitroform® and Nutralene®.  Founded in 1969, the company is headquartered in St. Louis, Missouri.  (Bloomberg Symbol: 14496Z)

About United Pet Group, Inc.

Based in Cincinnati, Ohio, United Pet Group (www.unitedpetgroup.com) is a leading manufacturer and marketer of premium pet supplies products for dogs, cats, fish, birds and small animals. UPG’s products are sold under a number of brand names, including Eight in One®, Nature’s Miracle®, Dingo®, Lazy Pet®, Marineland®, Perfecto®, Aquarium Systems®, and Jungle Talk®. Since 1997, UPG has acquired eight companies in the pet food and supplies industry.

UPG’s Aquatics division, based in Moorpark, California, markets the broadest line in the industry, including integrated aquarium kits, stand-alone tanks, filters and filter media, sea salt, and other aquarium supplies and accessories. The Aquatics division also markets equipment for use by retailers in the sale of live fish and lobsters. The company’s aquatics brands, which include Marineland®, Perfecto®, and Instant Ocean®, are leading brands in their market segments.

UPG’s Specialty Pet division, based in Hauppauge, New York, markets pet treats and supplies for dogs, cats, birds and small animals under the Eight in One®, Nature’s Miracle®, Dingo®, Lazy Pet®, St. Aubrey®, Wild Harvest® and One Earth™ brand names.

Certain statements in this press release regarding our business, with the exception of historical facts, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, many of which are beyond our control.  When, and if, used herein, the words “will,” “should,” “believe,” “plan,” “may,” “strategies,” “goals,” “anticipate,” “indicate,” “intend,” “determine,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements apply only as of the date they are disclosed and are based on the respective company’s expectations at that time.  Actual results could differ materially from these statements as a result of weather conditions, our retailer line item reviews, the loss of customers or product listings, changes in external competitive market factors, unanticipated changes in the financial performance of us, our customers, our industry or the economy in general, public perception regarding the safety of our products, our ability to successfully integrate acquired businesses, as well as various other factors described in our filings with the U.S. Securities and Exchange Commission.  We do not undertake any obligation to update or revise publicly any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by any forward-looking statements we make herein are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.

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